                                                                   EXHIBIT 10.28


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                          Corinthian Colleges, Inc.

                               Subordinated Note

                                      and

                          Warrant Purchase Agreement

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                         Dated as of October 17, 1996

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
STATEMENT OF AGREEMENT......................................................   3
     Section 1.     Defined Terms...........................................   3
     Section 2.     Purchase and Sale of the Notes..........................  15
     Section 3.     Issuance of Warrants....................................  16
     Section 4.     Conditions to Closings..................................  16
     Section 5.     Representations and Warranties of Company...............  18
     Section 6.     Representations and Warranties of the Purchasers........  21
     Section 7.     Financial Reporting.....................................  23
     Section 8.     Affirmative Covenants...................................  26
     Section 9.     Negative Covenants......................................  27
     Section 10.    Financial Tests.........................................  32
     Section 11.    Events of Default.......................................  33
     Section 12.    Consequences of Event of Default........................  35
     Section 13.    Miscellaneous...........................................  36

     Form of Note Between CCI and Purchasers.......................... Exhibit A

                             Subordinated Note and
                          Warrant Purchase Agreement


     This is a SUBORDINATED NOTE and WARRANT PURCHASE AGREEMENT dated as of October 17, 1996 ("Agreement") by and among Corinthian Colleges, Inc. ("CCI"), a Delaware corporation, Primus Capital Fund III Limited Partnership ("Primus"), an Ohio limited partnership and Banc One Capital Partners II, Ltd., an Ohio limited liability company ("BOCP II").

     Primus and BOCP II are referred to collectively as the "Purchasers." The CCI and the Purchasers are referred to individually as a "Party" and collectively as the "Parties."

                                  BACKGROUND

     A.   CCI.

     CCI is engaged in the business of acquiring and operating post-secondary vocational schools.

     B.   Acquisition Transaction.

     CCI is a party to a Master Purchase Agreement, dated as of October 17, 1996, by and among CCI, Phillips College, Inc. ("Phillips") and certain subsidiaries of Phillips listed therein, and the Schools Acquisition Agreement, dated as of October 17, 1996, by and among Rhodes Colleges, Inc., a Delaware corporation, Florida Metropolitan University, Inc., a Florida corporation, Phillips and certain subsidiaries of Phillips listed therein (collectively the "Asset Purchase Agreements"). The Asset Purchase Agreements provides for the acquisition by CCI of certain colleges ("Phillips Schools") owned by Phillips (the "Acquisition").

     C.   Existing Notes.

     Pursuant to a Subordinated Secured Note and Warrant Purchase Agreement dated June 30, 1995 ("Prior Purchase Agreement") CSI (as defined herein) issued and sold to (i) Primus Subordinated Secured Notes due June 30,2000, in the aggregate principal amount of $500,000, and (ii) LLC Subordinated Secured Notes due June 30, 2000, in the aggregate principal amount of $2,000,000 (collectively the "Existing Notes"). The Existing Notes will be paid in full and canceled on the Closing Date.

     D.   Existing Advances.

     Pursuant to a Credit Facility Agreement dated as of June 30, 1995 ("Prior Credit Facility") by and between CSI and LLC, LLC agreed to make advances to CSI in an amount not to exceed $2,000,000 at any one time outstanding. Any such advances outstanding at the Closing Date ("Existing Advances") shall be paid in full and canceled as of the Closing Date.

     E.   Senior Loans.

     Pursuant to a Note Purchase and Revolving Credit Agreement dated as of October 17, 1996, ("Senior Credit Agreement") by and between Prudential and CCI, CCI will issue and sell and Prudential will purchase $22,500,000 aggregate principal amount of 10.27% Senior Secured Term Notes due October 17, 2003 ("Senior Notes"). Pursuant to the Senior Credit Agreement, Prudential will also provide CCI with a revolving credit facility of up to $5,000,000 of principal amount at any one time outstanding ("Senior Advances").

     F.   Prudential Warrants.

     CCI has agreed, pursuant to the Senior Credit Agreement to issue to Prudential a Stock Subscription Warrant dated as of the date hereof, ("Prudential Warrants") to purchase 5,376.34 shares of Class A Common of CCI.

     G.   Purchase and Sale of Notes.

     Upon the terms and subject to the conditions set forth in this Agreement, CCI shall issue and sell to (i) BOCP II and BOCP II shall purchase Subordinated Notes in the aggregate principal amount of $4,000,000, and (ii) Primus and Primus shall purchase Subordinated Notes in the aggregate principal amount of $1,000,000 for $1,000,000, each due September 30, 2004 (collectively, the "Notes").

     H.   Capitalization.

     The capital stock of CCI consists of 9,000,000 shares of Class A voting common stock, $0.01 par value ("Class A Common") authorized, of which 111,660 shares are issued and outstanding, 500,000 shares of Class B non-voting common stock, $0.01 par value, ("Class B Common") authorized, of which 32,090 shares are issued and outstanding, and 500,000 shares of preferred stock, of which 18, 125 shares of 6% Redeemable Class A preferred stock, $1.00 par value, $100 liquidation value ("Class A Preferred") are issued and outstanding.

     I.   Warrants.

     Upon the terms and subject to the conditions set forth in this Agreement, CCI shall issue and sell to Primus warrants to purchase 806.45 shares of Class A Common, and to BOCP II warrants to purchase 3225.81 shares of Class B Common (collectively, the "Warrants").

     The shares of Class A Common and Class B Common issuable upon exercise of the Warrants are referred to collectively as the "Warrant Shares" and represent, as of the date hereof, in the aggregate approximately 3% of the Outstanding Common Stock after giving effect to the issuance of the Warrant Shares and the exercise of the Prudential Warrants.

     J.   Use of Proceeds.

     The proceeds from the sale and issuance of the Senior Notes and the Notes shall be used for among other things the Acquisition and the payment in full of the Existing Notes and Existing Advances.

                            STATEMENT OF AGREEMENT

     In consideration of their mutual promises set forth in this Agreement, the Parties hereby agree as follows.

     Section 1. Defined Terms.

     As used herein, the following terms shall have the following meanings, unless the context otherwise requires, as modified, amended or restated from time to time as provided for herein.

     1.1 "Accountant" means the Company's independent public accountant selected and approved in the manner provided for in this Agreement.

     1.2 "Accountant'S Statement" means, with respect to each Annual Financial Statement, a written statement of such Accountant stating in effect that in the course of their Audit with respect to such Financial Statement no Default has come to their attention, or, if a Default has come to their attention, stating the nature and period of existence of such Default.

     1.3 "Accounting Periods" means the Fiscal Year, Quarter or Month, as applicable.

     1.4 "Accounting Statements" means collectively, with respect to any Accounting Period, statements of income, changes in financial position (cash flow) and shareholders' equity for such Accounting Period and a statement of financial condition as at the end of such Accounting Period.

     1.5 "Acquisition" means the acquisition by CCI of the Phillips Schools from Phillips pursuant to the Asset Purchase Agreements.

     1.6 "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, CCI or another specified Person, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

     1.7 "Agreement" means this Subordinated Note and Warrant Purchase Agreement dated October 17, 1996.

     1.8  "Affirmative Covenants" means the covenants of CCI set forth in
Section 8.

     1.9 "Annual Financial Statements" means, with respect to each Fiscal Year, the consolidated and consolidating Accounting Statements of the Company with respect to such Fiscal Year, presented with corresponding Accounting Statements for the preceding Fiscal Year, which Accounting Statements shall be Audited, prepared in accordance with GAAP and presented in reasonable detail (including appropriate footnotes) and in a form satisfactory to the Purchasers.

     1.10 "Asset Purchase Agreements" shall have the meaning set forth in Paragraph B.

     1.11 "Audit" or "Audited" means, with respect to the consolidated Annual Financial Statements, an examination without limitation as to scope by the Accountant in accordance with generally accepted auditing standards for the purpose of expressing an opinion of such Accounting Statements.

     1.12 "Audit Report" means, with respect to the consolidated (but not the consolidating) Annual Financial Statements, the report of the Accountant indicating the scope of the Audit with respect to such Statements and setting forth the opinion of such Accountant with respect to such Annual Financial Statements as a whole, or an assertion to the effect that an overall opinion cannot be expressed. The Audit Report shall set forth any qualification to such opinion and, when such an overall opinion cannot be expressed, set forth the reasons therefore.

     1.13 "Board of Directors" means the board of directors of CCI and, as applicable and to the extent permitted by law, any committee of such board of directors authorized to exercise the powers of the board of directors.

     1.14 "BOCP II" means Banc One Capital Partners II, Ltd., an Ohio limited liability company, together with its successors and assigns.

     1.15 "Business Day" means any day other than a Saturday, Sunday or day upon which banking institutions are authorized or required by law or executive order to be closed in the City of Columbus, Ohio.

     1.16 "CCI" means Corinthian Colleges, Inc., a Delaware corporation, together with its successors and assigns.

     1.17 "CSI" means Corinthian Schools, Inc., a Delaware corporation and a wholly owned subsidiary of CCI.

     1.18 "Capitalization" means, at any time of determination, Senior Indebtedness plus (i) Subordinated Debt designated in writing by BOCP II in their sole discretion as eligible for inclusion in computing Capitalization and
(ii) shareholders equity.

     1.19 "Capital Stock" of any Person means, any and all shares, interests, participations or other equivalents (however designated) of corporate stock, including each class of common stock and preferred stock of such Person or partnership interests and any warrants, options or other rights to acquire such stock or interests.

     1.20 "Cash Equivalents" means (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof which mature within 90 days from the date of acquisition, and (ii) time deposits and certificates of deposit, which mature within 90 days from the date of acquisition, of any domestic commercial bank having capital and surplus in excess of $200,000,000, which has, or the holding company of which has, a commercial paper rating of at least A-1 or the equivalent thereof by Standard & Poors Corporation or P-1 or the equivalent thereof by Moody's.

     1.21 "Cash Flow" means, as to any period, Net Income plus (i) depreciation and amortization expense, (ii) Interest Expense and (iii) income tax expense.

     1.22 "Cash Flow from Operations" means, as to any period, cash flow from operations calculated in accordance with GAAP and as set forth on the Company's statement of cash flows delivered to the Purchasers pursuant to Section 7.

     1.23 "CFO Certificate" means, with respect to the Quarterly Financial Statements and the consolidating Annual Financial Statements, a certificate signed by the chief financial officer of CCI stating in effect that such Financial Statements, when delivered, (i) were, to the best of his knowledge, complete and correct in all material respects, (ii) were prepared in accordance with GAAP, and (iii) fairly present the results of operations for the applicable Accounting Period and the financial condition as at the end of such Accounting Period. The CFO Certificate shall be presented in a standard form reasonably satisfactory to the Purchaser.

     1.24 "Change of Control" means (i) an event or series of events by which any Person or Persons or other entities acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases, merger, consolidation or otherwise, have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act), of 50% or more of the Voting Power of CCI, (ii) CCI is merged with or into another corporation with the effect that immediately after such transaction the stockholders of CCI immediately prior to such transaction hold less than a majority of the combined Voting Power of the Person surviving the transaction, or (iii) the direct or indirect, sale, lease, exchange or other transfer of all or substantially all of the assets of CCI to any Person or group of Persons.

     1.25  "Class A Common" shall have the meaning set forth in Paragraph H.

     1.26  "Class B Common" shall have the meaning set forth in Paragraph H.

     1.27  "Class A Preferred" shall have the meaning set forth in Paragraph H.

     1.28 "Closing Date" means October 17, 1996, or such later date as the Parties shall mutually agree.

     1.29 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     1.30 "Common Stock" means the shares of Class A Common and Class B Common of CCI treated as a single class of stock, at any time outstanding.

     1.31 "Company" means CCI, together with its Subsidiaries, treated as a consolidated entity for accounting purposes.

     1.32 "Compliance Certificate" means, with respect to each Fiscal Year and each Quarter, a certificate signed by the chief financial officer of CCI (i) stating that no Default has occurred and is continuing, (ii) stating that, to the best of his knowledge, CCI is in compliance with each of the Affirmative Covenants and each of the Negative Covenants, and (iii) setting forth in reasonable detail a computation of each of the Financial Tests as of the end of the applicable Fiscal Year or Quarter. The Compliance Certificate shall be presented in a standard form reasonably satisfactory to the Purchasers.

     1.33 "Convertible Securities" shall have the meaning set forth in the Warrant Certificates.

     1.34 "Default" means an Event of Default, or an event which with notice, lapse of time or both, as provided for in Section 11 would constitute an Event of Default.

     1.35 "Disposition" means (i) a merger, consolidation or other business combination in which CCI is the surviving entity and CCI's stockholders receive cash or non-cash consideration in exchange for or in respect of their shares of Capital Stock of CCI or (ii) the sale, lease, conveyance, transfer or other disposition (other than the grant of a security interest) in any single transaction or series of related transactions of all or substantially all of the assets of CCI.

     1.36  "Dividends" in respect of any corporation means:

              (i) Cash distributions or any other distributions on, or in respect of, any class of equity security of such corporation, except for distributions made solely in shares of securities of the same class; and

              (ii) Any and all funds, cash or other payments made in respect of the redemption, repurchase or acquisition of such securities.

     1.37 "EBIT" means, as to any period, Net Income plus all amounts deducted in arriving at such Net Income amount in respect of (i) Interest Expense and
(ii) income tax expense.

     1.38 "EBITDA" means, as of any date, the earnings (before extraordinary items, interest income or expense, taxes, depreciation, amortization, other non-cash charges and rents) of the Company for the preceding four (4) Quarters determined in accordance with GAAP.

     1.39 "Environmental Laws" means any and all laws, statutes, judgments, ordinances, rules, regulations, orders, determinations, interpretations, or guidance of any governmental authority pertaining to health or the environment in effect in any and all jurisdictions in which CCI, if any, is conducting or at any time has conducted business, or where any property of CCI, if any, whether leased or owned, is located, or where any hazardous substances generated or disposed of by CCI, if any, are located, including, without limitation, the Federal Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation and Liability Act of 1980, as amended, the Federal Clean Water Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conversion and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Emergency Planning and Community Right-to-Know Act, as amended, the Oil Pollution Act of 1990, the National Environmental Policy Act, as amended, the Hazardous Materials Transportation Act, as amended, the Atomic Energy Act, as amended, the Federal Insecticide, Fungicide and Rodenticide Act, as amended, and other environmental conservation or protection laws, now existing or hereafter enacted.

     1.40 "ERISA" means the Employee Retirement Security Act of 1974, as amended from time to time.

     1.41 "ERISA Affiliate" means all members of the group of corporations and trades or businesses (whether or not incorporated) which, together with CCI, are treated as a single employer under Section 414 of the Code.

     1.42 "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA or Section 412 of the Code maintained or contributed to by CCI or any ERISA Affiliate with respect to which CCI has a fixed or contingent liability.

     1.43  "Event of Default" shall have the meaning set forth in Section 11.

     1.44 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor law.

     1.45 "Existing Advances" means advances made by LLC to CSI pursuant to the Prior Credit Facility in an amount not to exceed $2,000,000 at any one time outstanding, which will be paid in full and canceled as of tile Closing Date.

     1.46 "Existing Notes" means the $2,500,000 principal amount of Subordinated Secured Notes due June 30, 2000 issued and sold by CSI to BOCP II, LP and Primus pursuant to the Prior Purchase Agreement, which will be paid in full and canceled as of the Closing Date.

     1.47 "Existing Warrant Shares" means the 1,250 shares of Class A Common issued to Primus and the 5,000 shares of Class B Common issued to LLC upon the exercise of warrants purchased by Primus and LLC pursuant to the Prior Purchase Agreement.

     1.48 "Financial Statements" means the Annual Financial Statements, Monthly Financial Statements and Quarterly Financial Statements of the Company.

     1.49 "Financial Tests" means the financial tests with respect to the Company set forth in Section 10, which tests are based upon the Annual, Monthly and Quarterly Financial Statements and determined as of the end of each Fiscal Year, Month and Quarter.

     1.50 "Fiscal Year" means each year ended on June 30, or other fiscal year of CCI adopted in the manner provided for in this Agreement. Each Fiscal Year consists of four Quarters.

     1.51 "Fixed Charges" means, as to any period, the sum of (i) Interest Expense, (ii) scheduled principal payments in respect of the Indebtedness of the Company, including without limitation the Notes, and (iii) Operating Lease Payments.

     1.52 "GAAP" means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

     1.53 "Indebtedness" means with respect to the Company, as of any date of determination, the sum (without duplication) at such date of (i) all indebtedness of the Company for borrowed money or for the deferred purchase price of property or services or which is evidenced by a note, bond, debenture, or similar instrument, reflected on the most recent Financial Statements, (ii) all obligations of the Company under any financing lease, (iii) all obligations of the Company in respect of letters of credit, acceptances, or similar obligations issued or created for the account of the Company, (iv) all guaranty obligations of the Company, and (v) all liabilities secured by any lien on any property owned by the Company, whether or not the Company has assumed or otherwise become liable for the payment thereof.

     1.54 "Inflation Factor" for a year means the quotient (expressed as a decimal fraction) of (i) the Consumer Price Index for Southern California published by the U.S. Department of Labor, Bureau of Labor Statistics (if the issuance of this index is discontinued, the official index published by a federal governmental agency, which is most nearly equivalent to such index, as determined by the Purchasers and CCI), as at the end of such year, divided by
(ii) the same index as at the end of the previous year.

     1.55 "Initial Public Offering" means the first offer and sale to the public by CCI or any holders of shares of any class of its Capital Stock, pursuant to a registration statement that has been declared effective by the SEC; provided, however, that the gross proceeds of the shares issued and sold by CCI are at least $20,000,000.

     1.56 "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights, curricula, knowhow or similar intellectual property.

     1.57 "Interest Expense" means, as to any period, all interest expense, including without limitation, all commission, discounts, or related amortization or other fees and charges with respect to letters of credit and bankers' acceptance financing and the net costs associated with interest swap obligations, amortization of debt expense and original issue discount and the interest portion of any deferred payment obligation (including leases of all types), calculated in accordance with the effective interest method.

     1.58  "Interest Rate" shall have the meaning set forth in Section 2.2(b).

     1.59 "Investment" means any loan, advance or capital contribution to, or investment in, or purchase or otherwise acquisition of any Capital Stock, securities or evidences of Indebtedness of any Person.

     1.60  "Key Man Policies" shall have the meaning set forth in Section 4(d).

     1.61 "Lender Reports" means, without duplication of statements, certificates, notices or reports furnished to the Purchasers pursuant to Section
7.1 of this Agreement, copies of all financial statements, certificates, notices, reports or other information furnished to any bank, financial institution or note purchaser pursuant to the requirements of any loan or note purchase or similar agreement with respect to any material Indebtedness of the Company.

     1.62 "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (whether statutory or otherwise), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the uniform commercial code or comparable law of any jurisdiction in respect of any of the foregoing).

     1.63 "LLC" means BOCP II, Limited Liability Company, an Ohio limited liability company and successor by merger to BancOne Capital Partners II, Limited Partnership, a Delaware limited partnership. LLC is an Affiliate of BOCP II.

     1.64 "Management Group" means collectively, David G. Moore, Paul St. Pierre, Frank J. McCord, Dennis L. Devereux and Lloyd W. Holland.

     1.65 "Management Letters" means any letter or report furnished by the Accountants to management of CCI in connection with any Audit or otherwise describing findings or recommendations with respect to the accounting or management practices or procedures of CCI and, including, all reports submitted to CCI by the Accountants in connection with any interim or special audit made by the Accountants.

     1.66  "Maturity Date" means with respect to the Notes, September 30, 2004.

     1.67 "Minutes" means all minutes, minutes of written action or reports (including schedules and exhibits thereto) of a shareholder's meeting or actions and all meetings of actions of the board of directors or any committee thereof or appointed thereby of CCI or any subsidiary.

     1.68  "Month" means a calendar month.

     1.69 "Monthly Financial Statements" means, with respect to each Month, the consolidated Accounting Statements of the Company with respect to such Month, which Accounting Statements shall be prepared and presented in the manner customary for purposes of dissemination for management of CCI.

     1.70  "Negative Covenants" means the covenants of CCI set forth in Section
9.

     1.71 "Net Income" means, as to any period, gross revenues of the Company less all expenses and other proper charges (including taxes on income), but excluding (i) extraordinary gains, (ii) any gains or losses resulting from the sale or other disposition of capital assets, (iii) undistributed earnings of any Person) which is not a Subsidiary, (iv) gains arising from changes in accounting principles, (v) gains arising from the write-up of assets, (vi) any earnings of a Person acquired through purchase, merger or consolidation or otherwise by the Company for any period prior to the date of acquisition and (vii) any gains or losses resulting from the retirement or extinguishment of Indebtedness.

     1.72 "Non-Surviving Combination" means any merger, consolidation or other business combination by CCI with one or more other entities in a transaction in which CCI is not the surviving entity.

     1.73 "Notes" means $4,000,000 aggregate principal amount Subordinated Notes issued and sold by CCI to BOCP II and the $1,000,000 aggregate principal amount of Subordinated Notes issued and sold to Primus, pursuant to this Agreement, each due September 30, 2004, and "Note" means any one of such Notes. The Notes are in the form of Exhibit A.

     1.74 "Obligations" means (i) all amounts owed by CCI to the Purchasers evidenced by the Notes, and (ii) all other present and future indebtedness and obligations of CCI to the Purchasers however created, arising or evidenced, direct or indirect, absolute or contingent, due or to become due, now or hereafter existing (other than under the Warrant Certificates, Existing Warrant Shares or the Purchased Capital Stock).

     1.75 "Operating Lease Payments" means, as to any period, all payments under operating leases.

     1.76 "Outstanding Common Stock" means, as of any date, all shares of Common Stock then outstanding plus the maximum number of shares of Common Stock issuable in respect of Convertible Securities and options and warrants to purchase shares of Common Stock or Convertible Securities outstanding on such date (whether or not the rights to convert, exchange or exercise thereunder are presently exercisable), including the maximum number of shares issuable under the Warrants; provided that the maximum number of shares of Common Stock issuable in respect of Convertible Securities and options and warrants to purchase shares of Common Stock or Convertible Securities outstanding on such date shall be adjusted in accordance with the "treasury stock" method determined under generally accepted accounting principles pursuant to Accounting Principles Board Opinion 15.

     1.77 "Parties" means CCI and the Purchasers collectively, and "Party" means any one of the Parties.

     1.78 "Percentage of Net Income Capacity Transferred" means, with respect to each asset Transferred by CCI or a Subsidiary, the percentage of Company Net Income produced by, or attributable to, such asset during the twelve Quarter period most recently ended prior to the effective date of such Transfer.

     1.79  "Permitted Liens" means Liens securing Senior Indebtedness.

     1.80 "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority or any other form of equity.

     1.81 "Phillips" means Phillips College, Inc., together with its successors and assigns.

     1.82 "Phillips Schools" means the colleges to be acquired by CCI from Phillips pursuant to the Asset Purchase Agreements.

     1.83 "Primus" means Primus Capital Fund III Limited Partnership, an Ohio limited partnership, together with its successors and assigns.

     1.84 "Prior Credit Facility" means the Credit Facility Agreement dated as of June 30, 1995, by and between CSI and LLC.

     1.85 "Prior Purchase Agreement" means the Subordinated Secured Note and Warrant Purchase Agreement dated as of June 30, 1995 by and among CSI, LLC, and Primus, which Agreement will be canceled effective as of the Closing Date.

     1.86 "Prudential" means The Prudential Insurance Company of America, together with its successors and assigns.

     1.87 "Prudential Warrants" means the warrants held by Prudential which are evidenced by a Stock Subscription Warrant dated as of the date hereof.

     1.88 "Purchase Shares" shall have the meaning set forth in the Warrant Certificate.

     1.89 "Purchased Assets" shall have the meaning set forth in the Asset Purchase Agreements.

     1.90 "Purchased Capital Stock" means (i) the 14,500 shares of Class A Preferred and the 55,000 shares of Class A Common purchased by Primus, and (ii) the 3,625 shares of Class A Preferred, the 5,410 shares of Class A Common and the 8,340 shares of Class B Common purchased by LLC pursuant to the Stock Purchase Agreement.

     1.91  "Purchasers" means BOCP II and Primus.

     1.92  "Put Option" shall have the meaning set forth in the Rights
Agreement.

     1.93 "Quarter" means each of the three Month fiscal periods ending March 31, June 30, September 30 and December 31.

     1.94 "Quarterly Financial Statements" means, with respect to each Quarter, the consolidated Accounting Statements of the Company with respect to such Quarter and the current Fiscal Year to date, presented with corresponding Accounting Statements for the same Quarter and Fiscal Year to date period for the preceding Fiscal Year, which Accounting Statements shall be prepared in accordance with GAAP (subject to applicable year end adjustments) and presented in reasonable detail (but omitting footnotes that would substantially duplicate footnotes contained in the most recent Annual Financial Statements).

     1.95 "Quick Assets" means at any time of determination, all cash, Cash Equivalents, marketable securities and accounts receivable (net of bad debt reserve).

     1.96 "Related Documents" means the Warrant Certificates, Rights Agreements and the Registration Rights Agreement.

     1.97 "Registration Rights Agreement" means the Amended and Restated Registration Agreement dated as of the date hereof by and among CCI, Prudential, Primus, LLC, Management Group and BOCP II.

     1.98 "Responsible Officer" means the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of CCI or any other officer of CCI involved principally in its financial administration of its controllership function.

     1.99  "Restricted Payments" means any of the following:

              (i)    any dividend on any class of CCI's Capital Stock;

             (ii) any other distribution on account of any class of CCI's Capital Stock; and

            (iii) any redemption, purchase or other acquisition, direct or indirect, of any shares of CCI's Capital Stock.

     1.100 "Rights Agreement" means the Rights Agreement dated as of the date hereof by and among CCI, Purchasers, Management Group and LLC providing for certain preemption rights and put options.

     1.101 "SEC" means the United States Securities and Exchange Commission (or any governmental body or agency succeeding to its functions).

     1.102 "Securities Act" means the Securities Act of 1933, as amended, and any successor law.

     1.103 "Security Reports" means all financial statements, proxy statements, notices and reports furnished to the shareholders or securities holders of CCI and all registration statements and reports (including reports on Forms 10-K, 10-Q and 8-K) filed with the SEC.

     1.104 "Senior Advances" means advances of up to $5,000,000 of principal amount at any one time outstanding against the revolving credit facility provided for in the Senior Credit Agreement, including all extensions, renewals and refinancings.

     1.105 "Senior Credit Agreement" means the Note Purchase and Revolving Credit Agreement dated as of the date hereof, by and between Prudential and CCI providing for the issue and sale of $22,500,000 principal amount of Senior Notes and up to $5,000,000 of Senior Advances, including all extensions, renewals and refinancings thereof.

     1.106  "Senior Indebtedness" means the Senior Notes and the Senior
Advances.

     1.107  "Senior Lender" means Prudential.

     1.108 "Senior Notes" means the $22,500,000 aggregate principal amount of 10.27% Senior Secured Term Notes due September 30, 2003, issued pursuant to the Senior Credit Agreement, including all extensions, renewals and refinancings thereof.

     1.109 "Subordinated Debt" means Indebtedness of the Company which is subordinated, in a manner satisfactory to and approved in writing by the Purchasers, to the Indebtedness of CCI evidenced by the Notes.

     1.110 "Subordination Agreement" means the Subordination and Standstill Agreement dated as of the date hereof, by and among Prudential, BOCP II and Primus.

     1.111 "Subsidiary" means any corporation, all of the stock of every class of which, except directors' qualifying shares, shall at the time as of which any determination is being made, be owned by CCI either directly or through Subsidiaries.

     1.112 "Transfer" means, with respect to any item, the sale, exchange, conveyance, lease, transfer or other disposition of such item.

     1.113 "Trigger Event" means any of the following events: (i) an Initial Public Offering; (ii) a Change of Control; (iii) a Disposition; or (iv) a Non-Surviving Combination.

     1.114 "Twelve Month Percentage of Net Income Capacity Transferred" means, with respect to any twelve Month period ending on any date after June 30, 1998, the sum of the Percentages of Net Income Capacities Transferred for each asset of CCI and its subsidiaries that is Transferred during such period.

     1.115 "UCC" means the Uniform Commercial Code as in effect in the State of Ohio.

     1.116 "Voting Power" means with respect to any corporation the power to vote for or designate members of the board of directors of such corporation, whether exercised by virtue of the record ownership of stock, under a close corporation or similar agreement or under an irrevocable proxy.

     1.117 "Warrant Certificates" means the certificates issued by CCI to the Purchasers evidencing the Warrants.

     1.118 "Warrant Shares" means the shares of Class A Common of CCI issuable to Primus and the shares of Class B Common of CCI issuable to BOCP II upon exercise of the Warrants, together with other shares of Common Stock or Convertible Securities purchased or acquired as provided for in the Warrant Certificates.

     1.119 "Warrants" means the warrants to purchase an aggregate of 806.45 shares of Class A Common issued and sold by CCI to Primus and 3,225.81 shares of Class B Common issued and sold by CCI to BOCP II pursuant to this Agreement. The Warrants are evidenced by Warrant Certificates.

     Section 2. Purchase and Sale of the Notes.

     Upon the terms and subject to the conditions set forth in this Agreement, CCI shall issue and sell to BOCP II and BOCP II shall purchase from CCI Notes in the aggregate principal amount of $4,000,000, for a purchase price of $4,000,000 and CCI shall issue and sell to Primus and Primus shall purchase from CCI Notes in the aggregate principal amount of $1,000,000, for a purchase price of $1,000,000. Such purchases and sales shall be consummated on the Closing Date as provided for in this Agreement, and on such date the Purchasers shall make payment of the purchase price of the Notes being purchased by wire transfer to an account designated by CCI.

     2.1  Application of Proceeds.

     On the Closing Date, CCI shall apply the proceeds from the sale of the Notes to the payment in full of the Existing Notes and the Existing Advances, together with all accrued but unpaid interest thereon, and shall thereupon cause the Prior Purchase Agreement and Prior Credit Facility to be cancelled. The balance of such proceeds, if any, may thereafter be applied to any proper corporate purpose, including the funding of the Acquisition.

     2.2  Terms of the Notes

     The Notes shall include the following terms and shall be substantially in the form of Exhibit A.

          (a) Term. The Notes shall be dated the date of this Agreement and shall be due and payable in full on or before the Maturity Date.

          (b) Interest Rate. Interest shall accrue on the unpaid principal balance of the Notes at a fixed rate equal to 12% per annum. Interest shall be calculated on the basis of the actual number of days elapsed over a year consisting of four Quarters each consisting of 90 days.

          (c) Interest Payment Dates. Interest on each Note shall be payable quarterly in arrears on the last Business Day of each Quarter commencing on the last Business Day of the Quarter immediately succeeding the Quarter in which such Note was issued.

          (d) Principal Payments. The unpaid principal amount of the Notes shall be due and payable pro-rata between the Notes in quarterly installments of $281,250 beginning October 17, 2000, with the outstanding balance due on the Maturity Date.

          (e)  Prepayments.  The Notes may be prepaid pro-rata in whole or in part in amounts of not less than $100,000. Each prepayment of principal shall be accompanied by the payment of all accrued but unpaid interest through the date of prepayment.

          (f) Subordination. The Notes shall be subordinated to the Senior Indebtedness pursuant to the Subordination Agreement.

          (g) Payments. All payments or prepayments to be made by CCI, with respect to principal or interest on the Notes shall be due at 1:30 p.m. Columbus, Ohio time on the day when due and shall be made to the Purchasers in federal funds or other immediately available lawful money of the United States of America. Whenever any payment to be made hereunder shall be due other than on a Business Day, such payment shall be made on the Business Day preceding the due date.

          (h) Financing Fee. As additional consideration for the purchase of the Notes, CCI shall pay to BOCP II a financing fee of $40,000 and to Primus a financing fee of $10,000.

     Section 3.  Issuance of Warrants.

     Upon the terms and subject to the conditions set forth in this Agreement, CCI shall issue and sell to Primus and Primus shall purchase from Company for a purchase price of $100 warrants to purchase 806.45 shares of Class A Common, and CCI shall issue and sell to BOCP II and BOCP II shall purchase from CCI for a purchase price of $100 Warrants to purchase 3,225.81 shares of Class B Common, which shares collectively represent, as of the date hereof, in the aggregate 3% of the Outstanding Common Stock, of CCI, after giving effect to the issuance of such Warrant Shares and exercise of the Prudential Warrants. Such sales and purchases shall be consummated on the Closing Date as provided for in this Agreement. The terms and conditions of exercise of such Warrants, including the time of exercise and the number of Warrant Shares which may be purchased upon exercise shall be as provided in the Warrant Certificates.

     Section 4.  Conditions to Closings.

     The obligations of the Purchasers to purchase the Notes and Warrants on the Closing Date is subject to the fulfillment, in a manner reasonably satisfactory to the Purchasers and their counsel, of each of the following conditions precedent.

          (a) No Event of Default. No Event of Default or event which with notice, lapse of time or both would constitute an Event of Default has occurred.

          (b) Representations and Warranties. Each of the representations and warranties of CCI set forth in this Agreement and the Security Agreement shall be true and correct in all material respects as of the Closing Date.

          (c) Senior Credit Agreement. The Senior Credit Agreement shall have been duly executed and delivered by CCI and the Senior Lender, shall be in full force and effect, and no event of default under such agreement or event which with notice, lapse of time or both would constitute an event of default under such agreement shall have occurred thereunder.

          (d) Execution and Delivery of Documents. Each of the following documents, in form and substance reasonably satisfactory to the Purchasers and their counsel, shall have been duly executed and delivered:

              (i) Warrant Certificates for the purchase of initially 806.45 Warrant Shares issued in the name of Primus and 3,225.81 Warrant Shares issued in the name of BOCP II;

             (ii)  Senior Credit Agreement;

            (iii)  Registration Rights Agreement;

             (iv)  Rights Agreement;

              (v) Certified copies of the corporate resolutions of CCI authorizing the execution, delivery and performance of its obligations under this Agreement, the Notes, the Related Documents and any other documents to be delivered pursuant to this Agreement;

             (vi) Certified copies of CCI's Certificate of Incorporation, including any and all amendments thereto, and a certified copy of the bylaws of CCI as in effect on the Closing Date;

            (vii) A certificate of the Secretary of CCI certifying the names of the officers of CCI authorized to sign this Agreement, the Notes, the Warrant Certificates, the Related Documents and any other documents or certificates to be delivered pursuant to this Agreement by CCI, together with the true signatures of such officers;

           (viii) Evidence of the issuance to CCI of a key man life insurance policy in the amount of One Million Five Hundred Thousand Dollars ($1,500,000) on the life of David G. Moore, and One Million Dollars ($1,000,000) on the life of Paul St. Pierre, naming CCI as the sole beneficiary ("Key Man Policies");

               (ix) Payment of the closing fee of $40,000 and $10,000 shall have been made to BOCP II and Primus, respectively;

               (x) An opinion of counsel for CCI, addressed to the Purchasers, in form and substance satisfactory to the Purchasers and their counsel; and

               (xi) Such other opinions, certificates, affidavits, documents and filings, including any and all UCC filings, as the Purchasers may deem reasonably necessary or appropriate.

          (e) Asset Purchase Agreements. The Asset Purchase Agreements shall be in full force and effect as of the Closing Date and shall not have been amended or modified. The conditions precedent to the obligations of CCI to complete the purchase of the Purchased Assets pursuant to the terms of the Asset Purchase Agreements shall have been satisfied in full (without reliance on any waiver by CCI) and the Closing shall have been consummated in accordance with the terms of the Asset Purchase Agreements. The Seller shall not have any right under the Asset Purchase Agreements to terminate, and shall not have terminated, CCI's right to purchase or manage any of the Phillips Schools.


     Section 5.  Representations and Warranties of Company.

     The representations and warranties of CCI set forth in this Section 5 shall survive the purchase and sale of the Notes and Warrants, and any investigation made by the Purchasers shall not diminish the right of the Purchasers to rely upon such representations and warranties. The Company represents and warrants to the Purchasers as follows.

          (a) Organization. CCI is a corporation duly organized and validly existing under the laws of the state of its incorporation and the execution, delivery and performance of this Agreement, each of the Related Documents and of any instrument or agreement required by this Agreement and each of the Related Documents are within CCI's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organizational documents of CCI.

          (b) Good Standing. The Company is properly licensed and in good standing in each state in which CCI is doing business and CCI has qualified under, and complied with, where required, the fictitious name statute of each state in which CCI is doing business and where the failure to do so would have a material adverse affect on the Company's financial condition or operations.

          (c) Information Submitted. Any audited consolidated Annual Financial Statements and unaudited Monthly and Quarterly Financial Statements of the Company submitted by CCI to the Purchasers have been prepared in accordance with GAAP consistently applied, are true and correct in all material respects and are complete insofar as may be necessary to give the Purchasers a true and accurate knowledge of the subject matter thereof.

          (d) No Material Adverse Change. There has been no material adverse change in the consolidated financial condition of Company since the later of (i) June 30, 1996, and (ii) date of the most recent Financial Statements submitted to the Purchasers.

          (e) Disclosure. Neither this Agreement nor any other document, opinion, Accounting Statement, certificate or statement by an officer of CCI furnished or made by or on behalf of CCI in connection with the transactions contemplated in this Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading. There is no fact peculiar to CCI which materially and adversely affects or in the future may (so far as CCI can reasonably foresee) materially and adversely affects the business, property or assets or financial condition of the Company which has not been disclosed to the Purchasers in this Agreement or in other documents, opinion, Accounting Statements, certificates or statements furnished to or made by or on behalf of to the Purchasers in connection with the transactions contemplated by this Agreement.

          (f) No Conflicts. The execution, delivery and performance of this Agreement, the Related Documents and any other instrument or agreement required by this Agreement are not in conflict with any law or any material indenture, agreement or undertaking to which CCI is a party or by which CCI is bound or affected.

          (g) Enforceability. This Agreement is a legal, valid and binding agreement of CCI, enforceable against CCI in accordance with its terms and each Related Document, and any instrument or agreement required under this Agreement, when executed and delivered, will be similarly legal, valid, binding and enforceable in accordance with their respective terms, except, in either case, as enforcement thereof may be affected by bankruptcy, moratorium, insolvency or similar laws affecting creditors' rights generally or by the application by a court of equitable principles.

          (h) Authorization and Consents. No approval, consent, compliance, exemption or authorization or other action by or notice to, or filing with, any governmental authority or any other Person pursuant to applicable law, and no lapse of the waiting period under the applicable law, is necessary or required in connection with the execution, delivery and performance by the company or enforcement against CCI of this Agreement or the transactions contemplated hereby.

          (i) Environmental Compliance. The Company and all of its properties and facilities have, at all time and in all respects, complied with all Environmental Laws, except where the failure to comply would not have a material adverse effect on the business, condition (financial or otherwise) or operations of CCI, assuming all such instances of non-compliance were brought to the attention of appropriate governmental authorities.

          (j)  Labor and Employee Relations Matters.

               (i) The Company is not and does not expect to be the subject of any union organizing activity or labor dispute, nor has there been any strike of any kind called or, to the knowledge of CCI, threatened to be called against CCI and CCI has not violated any applicable federal or state law or regulation relating to labor or labor practices.

               (ii) No present or former employees of CCI have advanced claims in writing against CCI (whether under any foreign, federal, state or common law, through a government agency, under an employment agreement, collective bargaining agreement, personal service or independent contractor agreement or otherwise) that are currently pending for (a) overtime pay, other than overtime pay for the current payroll period; (b) wages, salaries or profit sharing (excluding wages, salaries or profit sharing for the current payroll period); (c) vacations, time off (including, without limitation, potential sick leave) or pay in lieu of vacation or time off, other than vacation or time off (or pay in lieu thereof) earned in respect of the current Fiscal Year; (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work; (e) discrimination against employees on any basis; (f) unlawful employment or termination practices; (g) unfair labor practices or alleged violations of collective bargaining agreements;
                      (h) any violation of occupational safety and/or health standards; (i) benefits under any employee plans or compensation arrangement; and (j) breach of any employment, personal service or independent contractor agreement, except any such claims which, in the aggregate, do not exceed $100,000.

               (iii) There is not pending against CCI or, to the knowledge of CCI threatened, any labor dispute, strike or work stoppage that does or may materially affect or materially interfere with CCI's operations.

               (iv) There is not pending or, to the knowledge of CCI threatened, any charge or complaint against CCI by or before the National Labor Relations Board, any representative thereof, or any comparable foreign or state agency or authority.

               (v) All collective bargaining agreements to which CCI is a party have been furnished to the Purchaser hereto.

          (k) No Event of Default. No event has occurred and is continuing or would result from the transactions described in this Agreement which constitutes or would constitute an Event of Default or which, upon a lapse of time or notice or both, would become an Event of Default.

          (l) Litigation. There is no litigation, tax claim, proceeding or dispute pending, or, to the knowledge of CCI threatened, against or affecting CCI or its property, the adverse determination of which will have a material adverse affect CCI's financial condition or operation or impair CCI's ability to perform its obligations hereunder or under any instrument or agreement required hereunder.

          (m) Taxes. All tax returns required to be filed by CCI in any jurisdiction have been filed or extended and all taxes, assessments, fees and other governmental charges upon CCI or upon any of its properties, income or franchises have been paid prior to the time that such taxes could give rise to a lien thereon, unless protested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been established on the books of CCI. The Company has no knowledge of any proposed tax assessment against CCI.

          (n) Securities Act. The Company has not issued any unregistered securities in violation of the registration requirements of the Securities Act, any applicable state securities law, or of any other requirement of law, and is not violating any rule, regulation, or requirement under the Securities Act or the Securities and Exchange Act. The Company is not required to qualify an indenture under the Trust Indenture Act of 1939, as amended, in connection with its execution and delivery of the Notes.

          (o) Indebtedness. Immediately after the date of Closing, CCI will not have any outstanding Indebtedness other than the Notes, the Senior Indebtedness, accounts payable and other indebtedness incurred in the ordinary course of business.


     Section 6.  Representations and Warranties of the Purchasers.

     The representations and warranties of the Purchasers set forth in this
Section 6 shall survive the purchase and sale of the Notes and Warrants, and any investigation made by CCI shall not diminish the right of CCI to rely upon such representations and warranties. The Purchasers represent and warrant to CCI as follows.

          (a) Organization. BOCP II represents and warrants that it is a limited liability company duly organized and validly existing under the laws of the state of its formation and the execution, delivery and performance of this Agreement, each of the Related Documents and of any instrument or agreement required by this Agreement, or each of the Related Documents are within its powers, have been duly authorized, and are not in conflict with the terms of any provision of its operating agreement or other organizational papers. Primus represents and warrants that it is a limited partnership duly organized and validly existing under the laws of the state of its formation and the execution, delivery and performance of this Agreement, each of the Related Documents and of any instrument or agreement required by this Agreement, or each of the Related Documents are within its powers, have been duly authorized, and are not in conflict with the terms of any provision of its partnership agreement or other organizational papers.

          (b) No Conflicts. The execution, delivery and performance of this Agreement, the Related Documents and any other instrument or agreement required by this Agreement are not in conflict with any law or of any material indenture, agreement or undertaking to which either Purchaser is a party or by which either Purchaser is bound or affected.

          (c) Enforceability. This Agreement is a legal, valid and binding agreement of each Purchaser, enforceable against each Purchaser in accordance with its terms, the Related Documents and any other instrument or agreement required under this Agreement, when executed or delivered, will be legal, valid, binding and enforceable.

          (d) Authorization and Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any governmental authority or any other Person pursuant to applicable law, and no lapse of the waiting period under the applicable law, is necessary or required in connection with the execution, delivery and performance by each Purchaser or enforcement against each Purchaser of this Agreement or the transactions contemplated hereby.

          (e) Experience. Each Purchaser is an accredited investor within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act and has substantial experience in evaluating and investing in securities of companies similar to CCI and has made investments of securities other than those of CCI. Each Purchaser acknowledges that by reason of its business or financial experience and financial condition, it has the ability to analyze and bear the entire risk of its investment pursuant to this Agreement.

          (f) Investment Intent. Each Purchaser is acquiring its Notes, Warrant Certificate and Warrant Shares for investment for its own account, not as a nominee or agent and not with a view to, or for resale in connection with, any distribution thereof. Each Purchaser understands that the issuance and sale of such securities purchased by it hereunder (and the issuance to each Purchaser of Warrant Shares upon the conversion of the Warrant Certificate) have not been, and will not be, subject to a registration statement filed under the Securities Act or any applicable state securities law by reason of a specific exemption from the registration provisions of the Securities Act and such state securities laws which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of each Purchaser's representation as expressed herein.

          (g) Rule 144. Each Purchaser acknowledges that the securities which could be acquired hereunder are restricted securities within the meaning of Rule 144 promulgated under the Securities Act and must be held indefinitely unless subsequently registered under the Securities Act and applicable state securities laws or unless an exemption from such registration is available. Each Purchaser is aware of the provisions of Rule 144 promulgated under the Securities Act which permits the limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions including, without limitation, the existence of a public market for the securities, the availability of certain current public information about CCI, the resale occurring not less than two years after a party has purchased and paid for any security to be sold, the sale being effected through a "broker's transaction" or a transaction directly with a "market maker" as provided by Rule 144(f), and the number of securities being sold during any three-month period not exceeding specified limitations.

          (h) No Public Market. Each Purchaser understands that no public market now exists for any of the securities to be purchased by it hereunder and that CCI has given no assurance that a public market will ever exist for any of CCI's securities.

          (i) Knowledge of Offer. Each Purchaser is aware of and has investigated CCI's business, management and financial condition, has had the opportunity to inspect CCI's facilities and has had access to such other information about CCI as each Purchaser has deemed necessary and desirable to reach an informed and knowledgeable decision to acquire the securities to be purchased by it hereunder. The purchase of such securities is not a result of an advertisement of an offering in connection with the sale of such securities.

     Section 7. Financial Reporting.

     The obligations and covenants of CCI set forth in this Section 7 shall terminate upon the later to occur of (i) the exercise of all of the Put Options (as defined in the Warrant Certificates), and (ii) the date upon which the Purchasers and LLC are no longer the holder of any Notes, Warrants, Warrant Shares, Exercised Warrant Shares or Purchased Capital Stock.

     7.1 Financial Reports.

     The Company shall deliver, or shall cause to be delivered to the Purchasers the following financial reports within the applicable time periods specified in this Section.

          (a) Annual Financial Statements. The Annual Financial Statements shall be delivered within ninety (90) days after the end of each Fiscal Year, and shall be accompanied by the applicable Audit Report, Accountant's Statement, CFO Certificate and Compliance Certificate.

          (b) Quarterly Financial Statements. The Quarterly Financial Statements shall be delivered within forty-five (45) days after the end of each Quarter (other than the fourth Quarter) of each Fiscal Year, and shall be accompanied by the applicable CFO Certificate and Compliance Certificate.

          (c) Monthly Financial Statements. The Monthly Financial Statements shall be delivered promptly upon their dissemination to management of CCI.

          (d) Projected Financial Statements. The projected Financial Statements with respect to each succeeding Fiscal Year shall be delivered with sixty (60) days after the end of the preceding Fiscal Year.

          (e) Securities Reports. Any Securities Reports shall be delivered promptly upon their delivery to shareholders, securities holders or the SEC.

          (f) Lender Reports. Any Lender Reports shall be delivered promptly upon their delivery to any lender or note holder.

           (g) Management Letters. Any Management Letters shall be delivered promptly after receipt thereof.

          (h) Minutes. Any Minutes shall be delivered promptly upon the recording of such Minutes in the records of CCI.

     7.2 Other Information.

     Promptly upon reasonable written request therefor, CCI shall furnish (or cause to be furnished) to each Purchaser other financial or other information with respect to CCI available in the books, records and files of CCI; provided, however, that if such information cannot be furnished without undue expense, CCI may require the Purchasers to reimburse it for all reasonable out-of-pocket expenses incurred in connection with furnishing such information.

     7.3 Rule 144A.

     The Company shall upon the reasonable written request of a Purchaser, furnish to any qualified institutional buyer (as such term is defined in Rule 144A under the Securities Act) designated by the Purchaser, such financial or other information as the Purchaser reasonably determines is necessary in order to afford compliance with the applicable information requirements under Rule 144A under the Securities Act in connection with any proposed sale of the Warrants or Warrant Shares, except at such times as CCI is subject to the reporting requirements of Section 13 or l5(d) of the Exchange Act.

     7.4 Preparation of Annual, Monthly and Quarterly Financial Statements in Accordance with GAAP.

     The Company shall maintain adequate books, accounts and records, and to prepare all Annual and Quarterly Financial Statements required to be delivered to the Purchasers pursuant to this Section in accordance with GAAP applied in a manner consistent with the practices, policies and procedures applied in connection with the preparation of the financial statements of the Company initially delivered to the Purchasers, except for any changes in such practices, policies and procedures permitted or approved in the manner provided for in this Section.

     7.5  Changes in GAAP and in Practices, Policies and Procedures.

     In the event that any such change in policies, practice or procedures would materially affect the computation of any Financial Test, and unless this Agreement is amended to make appropriate modifications to such Financial Test, compliance with all such Financial Test shall be determined on a proforma basis without giving effect to any such change.

     7.6  Notice of Certain Events.

     The Company shall give prompt written notice to each Purchaser of the occurrence of any of the following events:

              (i)  a Default;

             (ii) the occurrence of any event which with notice, lapse of time or both would constitute an event of default under any Senior Indebtedness;

            (iii) all litigation affecting CCI where the amount claimed is Two Hundred Fifty Thousand Dollars ($250,000) or more;

             (iv) any substantial dispute which may exist between CCI and any governmental regulatory body or law enforcement authority;

              (v) Any other matter which has resulted or might result in a material adverse change in the Company's financial condition or operations;

             (vi)  the loss or destruction of any material asset of CCI; and

            (vii) the occurrence of or the entering into any agreement or letter of intent with respect to any Trigger Event.

     7.7 Inspections.

     Books, Records, Audits and Inspections. The Company shall maintain adequate books, accounts and records and prepare all Annual, Quarterly or Monthly Financial Statements required hereunder in accordance with GAAP consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over CCI or CCI's business and permit employees or agents of the Purchasers at any reasonable time to inspect Company's properties, and to examine or audit the Company's books, accounts and records and make copies and memoranda thereof. In the event any properties, books, accounts or records are in the possession of or under the control of a third party, CCI shall direct and hereby authorize such third party to permit access to the Purchasers' employees or agents for the purpose of performing the inspections, appraisals, examinations or audits permitted under this Section, and to respond to any reasonable requests from the Purchasers for information concerning the amount, status or condition of any assets in a third party's possession or control.

     Section 8. Affirmative Covenants.

     Until payment in full of the Notes and the performance by CCI of all of its other obligations hereunder, CCI shall, unless each Purchaser waives compliance therewith in writing:

          (a) Insurance. Insure and maintain insurance upon all of its assets and business properties and public and product liability insurance with responsible and reputable insurers of such character and in such amounts as are usually maintained by companies engaged in like business.

          (b) Payment of Taxes and Claims. Pay all taxes, assessments and other governmental charges imposed upon its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become due and payable or become a lien or charge upon any of its properties or assets, provided that (unless any material item of property would be lost, forfeited or materially damaged as a result thereof) no such charge, tax, assessment or claim need be paid if the amount, applicability or validity thereof is currently being contested in good faith and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

          (c) Compliance with Laws. Comply in all material respects with all applicable statutes, laws, ordinances and governmental rules, regulations and orders including, but not limited to, all Environmental Laws, to which it is subject or which are applicable to its business, properties and assets if noncompliance therewith would materially adversely affect such business.

          (d) Preservation of Existence. Preserve and maintain its corporate existence, as the case may be, and its rights, franchises and privileges in the jurisdiction of its incorporation and qualify and remain qualified as a foreign corporation in each jurisdiction in which the failure to do so would have a material adverse affect on the Company's financial condition or operations.

          (e) Maintenance of Tangible Assets. Maintain its tangible assets in good condition and repair in accordance with the requirements of its business and shall not permit any action or omission which might materially impair the value thereof, normal wear and tear excepted.

          (f) Performance of Contracts. Perform and comply with, in accordance with its terms, all material provisions of each and every material contract, agreement or instrument now or hereafter binding upon it, except to the extent it may contest the provisions thereof in good faith and by proper proceedings.

     Section 9.  Negative Covenants.

     Until payment in full of the Notes and the performance by CCI of all of its other obligations hereunder, CCI shall not, unless the prior written consent of each Purchaser is obtained:

          (a) Prepayments. Pay any Indebtedness prior to its scheduled maturity or scheduled payment date other than the Notes or the Senior Indebtedness.

          (b) Liens. Grant, create, incur, assume, permit or suffer to exist any Lien, upon any of its properties or assets, whether now owned or hereafter acquired, except, to the extent not otherwise prohibited hereunder:

              (i) Liens for taxes not yet due or which are being actively contested in good faith by appropriate proceedings;

             (ii) other Liens incidental to the conduct of its business or the ownership of its property and assets which do not secure Indebtedness and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;

            (iii) Liens on property or assets of a Subsidiary to secure obligations of such Subsidiary to CCI or another Subsidiary;

             (iv) Liens consisting of mortgages on the real property on which the Phillips Schools are located and which are described on
                    Schedule 9(b)(iv), provided, that the obligations secured by such mortgages are non-recourse (on terms satisfactory to the Purchasers) to CCI or any other obligor;

              (v) Liens in favor of the National Education Centers, Inc. on the assets listed on Schedule 9(b)(v); and

             (vi)   Permitted Liens.

          (c) Capital Expenditures. Make capital expenditures in any Fiscal Year in an aggregate amount in excess of (i) $2,400,000 for the Fiscal Years ended June 30, 1997 and 1998 and (ii) for each Fiscal Year thereafter, 2.2% of
Company gross revenues for the Fiscal Year immediately preceding the Fiscal Year in which such capital expenditures is made.

          (d) Leases. Except with respect to any lease of any real property, enter into or permit to remain in effect any operating lease as lessee, other operating leases the aggregate amount payable under which (i) for the Quarter ending December 31, 1996, shall not exceed $300,000; (ii) for the two consecutive Quarters ending March 3l, 1997, shall not exceed $600,000; (iii) for the three consecutive Quarters ending June 30, 1997 shall not exceed $900,000; (iv) for the four consecutive Quarters ending September30, 1997, shall not exceed $1,200,000; and (v) for any four consecutive Quarters ending on the last day of a Quarter ending after September 30, 1997, shall not exceed $1,200,000 multiplied by the Inflation Factor for such four Quarters.

          (e) Loans, Advances and Investments. Make any loan, advance, or capital contribution to, or investment in (including any investment in any corporation, joint venture or partnership), or purchase or otherwise acquire any of the Capital Stock, securities or evidences of indebtedness of, any Person (collectively "Investment"), or otherwise acquire any interest in, or control of, another Person, except for the following:

               (i)  Cash Equivalents;

              (ii) Any acquisition of securities or evidences of indebtedness of others when acquired by CCI in settlement of accounts receivable or other debts arising in the ordinary course of its business, so long as the aggregate amount of any such securities or evidences of indebtedness is not material to the business or condition (financial or otherwise) of CCI;

             (iii) Make or permit to remain outstanding travel and other advances to officers and employees of CCI in the ordinary course of business; and

              (iv) other loans, advances and investments (including loans, advances and investments to or in Subsidiaries), provided that the aggregate amount thereof, at original cost, at no time exceeds $300,000.

          (f) No Acquisition or Merger. Acquire by purchase or otherwise all or substantially all of the assets or capital stock, in a single acquisition an aggregate-amount greater than $250,000, and for all such acquisitions consummated or committed to be consummated, or with respect to which CCI or a Subsidiary has entered into an agreement to make such acquisition, in any twelve consecutive Month period shall not exceed $1,000,000, of any Person. Merge or consolidate with or into any Person, except that:

               (i) Any Subsidiary may merge or consolidate with or into CCI, provided that CCI is the continuing or surviving corporation;

              (ii) Any Subsidiary may merge or consolidate with or into another Subsidiary; and

             (iii) Subject to the provisions of Section 3 of the Warrant Certificates, CCI may merge with any other solvent corporation, provided that (A) CCI shall be the continuing or surviving corporation and (B) no

                   Event of Default exists or would exist immediately after giving effect to such merger.

          (g) Sale of Stock or Indebtedness of Subsidiaries. Sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to CCI or another Subsidiary, and except that all shares of stock and Indebtedness of any Subsidiary at the time owned by or owed to CCI and all Subsidiaries may be sold as an entirety for a cash consideration which represents the fair value (as determined in good faith by the Board of Directors of CCI) at the time of sale of the shares of stock and Indebtedness sold; provided, that (i) such sale or other disposition, if treated as a transfer of assets of such Subsidiary, would be permitted by Section 9(j) and (ii) at the time of such sale, such Subsidiary shall not own, directly or indirectly, any shares of stock or Indebtedness of any other Subsidiary (unless all of the shares of stock and Indebtedness of such other Subsidiary owned directly or indirectly, by CCI and all Subsidiaries are simultaneously being sold as permitted by this Section 9(g)).

          (h) Sales and Leasebacks. Dispose of any of its assets except for full, fair and reasonable consideration, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

          (i) Transfers, Liquidations and Dispositions of Substantial Assets. Dissolve or liquidate or sell, transfer, lease or otherwise dispose of any material portion of its property or assets or business, (other than Transfers by a Subsidiary to CCI or any other Subsidiary incorporated under the laws of any state of the United States) if at the time of such Transfer and immediately after giving effect thereto:

              (i) the greater of the aggregate net book value or fair market value of all property Transferred during the twelve month period prior to such Transfer exceeds $250,000 ; or

             (ii) the Twelve Month Percentage of Net Income Capacity Transferred exceeds 5%.

          (j) Restricted Payments. CCI covenants that it shall not, and shall not permit any Subsidiary to, make, pay or declare, or commit to make, pay or declare, any Restricted Payment, other than:

              (i) dividends paid in cash by CCI on the Class A Preferred, provided that the dividend rate on the Class A Preferred shall not exceed 6% (or to the extent shares of Class A Preferred have not been optionally redeemed by CCI on or prior to the fifth anniversary of the Closing Date, 12%);

                (ii) optional redemption of the Class A Preferred on or after the fifth anniversary of the Closing Date;

               (iii) mandatory redemption of the Class A Preferred if the Company completes an Initial Public Offering;

                (iv) repurchase Common Stock from employees of the Company upon termination of employment pursuant to arrangements approved by the Board of Directors; and

                 (v)  Restricted Payments made by any Subsidiary to CCI

provided, however, that no Restricted Payment shall be declared, ordered, paid or made, or committed for, nor shall any sum or property be set aside for any Restricted Payment, unless at the time thereof and immediately after giving effect thereto (i) no default or Event of Default is in existence and (ii) the sum of all Restricted Payments made after June 30, 1996 does not exceed an amount equal to the sum of(a) 40% (or, in the case of a loss or deficit, minus 100%) of Company Net Income for each Quarter ending after June 30, 1996 and prior to the date of such proposed Restricted Payment and (b) all interest paid on the Notes after June 30, 1996 and prior to the date of such proposed Restricted Payment (including the proposed Restricted Payment if it is an interest payment on the Notes).

          (k) Business Activities. Engage in any business activities or operations substantially different from or unrelated to its present business.

          (l) Transactions with Affiliates. Enter into any transaction, including without limitation, the purchase, sale or exchange of property or the rendering of any services, with any affiliate or any partner, officer or director thereof, enter into, assume or suffer to exist any employment or consulting contract with any affiliate or any partner, officer or director thereof or any former or current officer or director of CCI, except any transaction or contract which is in the ordinary course of CCI's business and which is upon fair and reasonable terms no less favorable to CCI than it would obtain in a comparable arms-length transaction with a person not an affiliate.

          (m) Compensation of Management Group. Make any payment (whether in cash or other Property) to the Management Group (other than in Capital Stock of CCI paid solely in connection with an incentive compensation plan approved by the Board of Directors of CCI and advances and reimbursement for travel, entertainment and other customary out-of-pocket expenses in reasonable amounts) in an aggregate amount in excess of(i) $1,250,000 for the Fiscal Year ending June 30, 1997 and (ii) for each Fiscal Year thereafter, an amount equal to the product of (A) the amount permitted to be paid to the Management Group under this paragraph for the immediately preceding Fiscal Year and (B) the greater of
1.05 and the Inflation Factor for the immediately preceding calendar year;

          (n) Change of Control. Without the prior written consent of each Purchaser, permit a Change of Control, or permit at any time more than 70% of the total issued and outstanding Common Stock to be owned by persons other than the Management Group.

          (o) Fiscal Year, Method of Accounting. Change its Fiscal Year or make any material change in its method of accounting without prior written consent of each Purchaser.

          (p) ERISA Plans. Adopt or agree to maintain or contribute to any ERISA Plan without the prior written consent of each Purchaser which consent shall not be unreasonably withheld. The Company shall promptly notify each Purchaser in writing in the event an ERISA Affiliate adopts and ERISA Plan.

          (q) Change in Principal Office. Moves its principal office, executive office or principal place of business without prior written notice to each Purchaser.


     Section 10.  Financial Tests.

     Until payment in full of the Notes and the performance by CCI of all its obligations hereunder, CCI shall, unless each Purchaser waives compliance therewith in writing, meet the following Financial Tests.

     10.1 Quick Ratio. The ratio (expressed as a percentage) of the Company's Quick Assets to Company current liabilities to be less than (i) 60% at any time from the Closing Date through June 30, 1997; (ii) 65% at any time during the Fiscal Year ending June 30, 1998; (iii) 120% at any time during the Fiscal Year ending June 30, 1999; and (iv) 135% at any time after June 30, 1999.

     10.2 Maximum Ratio of Senior Debt to Cash Flow. The ratio (expressed as a percentage) of Company Senior Indebtedness as at the end of any Quarter to Company Cash Flow for the four Quarter period ended at the end of such Quarter to exceed (j) 330% from the Closing Date through September 30, 1997; (ii) 220% from October 1, 1997 through September 30, 1998; (iii) 165% from October 1, 1998 through September 30, 1999; and (iv) 140% after September 30, 1999.

     10.3 Maximum Ratio of Senior Debt to Capitalization. The ratio (expressed as a percentage) of Company Senior Indebtedness to Company Capitalization to exceed:

            (i)  83% at any time from the Closing Date through March 31, 1997;

           (ii)  80% at any time from April 1, 1997 through September 30, 1997;

          (iii)  80% at any time from October 1, 1997 through March 31, 1998;

           (iv)  80% at any time from April 1, 1998 through September 30, 1998;

            (v)  68% at any time from October 1, 1998 through March 31, 1999;

           (vi)  58% at any time from April 1, 1999 through September 30, 1999;

          (vii) 48% at any time from October 1, 1999 through September 30, 2000; and

               (viii)  43% at all times after September 30, 2000.

     10.4 Maximum Ratio of Total Indebtedness to Capitalization. The ratio (expressed as a percentage) of Company total Indebtedness to Company Capitalization to exceed:

                  (i) 95% at any time from the Closing Date through September 30, 1997;

                 (ii)  90% at any time from October 1, 1997 through March 31,
                       1998;

                (iii) 88% at any time from April 1, 1998 through September 30, 1998;

                 (iv) 70% at any time from October 1, 1998 through September 30, 1999;

                       and

                  (v)  60% at all times after September 30, 1999.

     10.5 Minimum Ratio of Cash Flow and Operating Lease Payments to Fixed Charges. The ratio (expressed as a percentage) of (i) the sum of Company Cash Flow and Company Operating Lease Payments to (ii) Company Fixed Charges, in each case for the four Quarter period ending at the end of any Quarter, to be less than (a) 90% from the Closing Date through September 30, 1998, (b) 135% from October 1, 1998 through September 30, 1999, and (v) 160% at any time after September 30, 1999.

     10.6 Maximum Ratio of EBIT and Operating Lease Payments to Interest Expense and Operating Lease Payments. The ratio (expressed as a percentage) of (i) the sum of EBlT and Company Operating Lease Payments to (ii) Company Interest Expense and Company Operating Lease Payments, in each case for the four Quarter period ending at the end of any fiscal quarter to be less than (a) 110% from the Closing Date through September 30, 1997; (b) 125% from October 1, 1997 through September 30, 1998; (c) 145% from October 1, 1998 through September 30, 1999;
(d) 158% from October 1, 1999 through September 30, 2000; and (e) 180% after September 30, 2000.

     10.7 Minimum Company Cash Flow. Company Cash Flow From Operations for the Fiscal Year set forth below to be less than the amount set forth in the table opposite such Fiscal Year:

                                  Minimum Company
          Fiscal Year             Cash Flow From Operations
          -----------             -------------------------
          1997                    $675,000
          1998                    $5,700,000
          1999                    $8,200,000
          2000                    $10,350,000
          2001 and each Fiscal    $11,250,000
          Year thereafter

     For purposes of determining the Company's compliance with paragraphs 10.2,
10.4 and 10.5, (i) the Company may include the financial results of the Phillips Schools as though the Phillips Schools had been acquired by the Company on July 1, 1996 and (ii) prior to June 30, 1997, the Company may annualize the financial results of the Quarters ending prior to such date and after the Closing Date.

     Section 11.  Events of Default.

     The occurrence of any of the following events shall, at the option of either Purchaser, constitute an Event of Default ("Event of Default") hereunder and under the Notes:

          (a) Failure to Pay. The Company fails to pay, within two (2) Business Days of the date when due, any installment of interest or any other sum due under this Agreement or the Notes in accordance with the terms hereof or thereof;

          (b) Put Option Default. The Company fails to purchase all the Warrants, Warrant Shares, Purchase Shares, Exercised Warrant Shares or Purchased Capital Stock required to be purchased by it upon the exercise of a Put Option.

          (c) Breach of Representation or Warranty. Any representation or warranty herein or in any agreement, instrument or certificate executed pursuant hereto or in connection with any transaction contemplated hereby proves to have been false or misleading in any material respect when made;

          (d) Falsity of Information. Any financial or other information delivered by CCI to the Purchasers proves to be false or misleading in any material respect when delivered;

          (e) Judgments. A final nonappealable judgment or judgments is or are entered against CCI in the aggregate amount of Five Hundred Thousand Dollars ($500,000) or more on a claim or claims not covered by insurance;

          (f) Failure to Pay Debts; Voluntary Bankruptcy. The Company fails to pay its debts generally as they come due (or within any applicable grace or cure periods), or files any petition, proceeding, case or action for relief under any bankruptcy, reorganization, insolvency, or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

          (g) Involuntary Bankruptcy. An involuntary petition is filed under any bankruptcy or similar statute against CCI, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of the properties of CCI and such petition or appointment is not dismissed within ninety (90) days;

          (h) Governmental Action. Any governmental regulatory authority takes or institutes action which will materially adversely affect the condition, operations or ability to pay CCI's obligations under this Agreement, the Notes or any instrument or agreement required under this Agreement;

          (i) Default of Other Financial Obligations. Any default occurs under the Senior Credit Agreement, any agreement, note or document related to any such agreement or any other agreement involving the borrowing of money or the advance of credit to which CCI may be a party as obligor or guarantor, if such default consists of the failure to pay any Indebtedness in an aggregate principal amount greater than $500,000 when due or if such default gives to the holder of the obligation concerned the right to accelerate such Indebtedness;

          (j) Default Under Warrant Certificate or Other Agreement. The Company breaches or defaults in any material respect under any of its obligations contained in the Warrant Certificates or any other agreement with the Purchasers;

          (k) Financial Reporting Default. The Company fails for a period of thirty (30) days after notice thereof to comply with the requirements of Section 7.

          (l) Affirmative Covenants. The Company fails for a period of thirty
(30) days after written notice thereof to comply in any material respect with any Affirmative Covenant.

          (m) Negative Covenants. The Company fails to comply in any material respect with any Negative Covenant (i) for a period of thirty (30) days after written notice thereof with respect to any such breach that is subject to cure, and (ii) with respect to any other such breach, and a Purchaser gives written notice thereof.

          (n) Financial Tests. The Company fails to comply with any Financial Test and a Purchaser gives written notice thereof.

          (o) Change in Ownership. The Management Group ceases to own 30% of CCI's Outstanding Common Stock; and

          (p) Other Breach Under Agreement. The Company breaches, or defaults in any material respect under, any term, condition, provision, representation or warranty contained in this Agreement not specifically referred to in this Section, provided that with respect to any of the foregoing (other than (a), (g) and (j)) that is capable of being cured, CCI have failed to cure the same within thirty (30) days from the receipt of notice thereof from a Purchaser.

     Section 12.  Consequences of Event of Default.

          (a) If any Event of Default specified under Section 11, other than subsections (g) and (h) hereof, shall occur and be continuing, the Purchasers may, by written notice to CCI, declare the principal and interest accrued on the Notes and all other obligations of CCI hereunder to be forthwith due and payable, and the same shall thereupon become immediately due and payable, without any other or further presentment, demand, protest, notice of default, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived.

          (b) If an Event of Default specified under subsections (g) and (h) of
Section 11 hereof shall occur, the unpaid balance of the principal and interest accrued on the Notes and all other obligations of CCI hereunder shall be immediately due and payable automatically without presentment, demand, protest, notice of default, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby expressly waived.

     Section 13.  Miscellaneous.

          (a) No Implied Rights or Waivers. No notice to or demand on CCI in any case shall entitle CCI to any other or further notice or demand in the same, similar and other circumstances. Neither any failure nor any delay on the part of a Purchaser in exercising any right, power or privilege hereunder or under the Notes or Warrant Certificates shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of the same or the exercise of any other right, power or privilege.

          (b) Modifications, Amendments or Waivers. The Company and the Purchasers may from time to time enter into written agreements amending or changing any provision of this Agreement or the rights hereunder or give waivers or consents to a departure from the due performance of their obligations hereunder provided that no departure from CCI's due performance of its obligations hereunder shall be effective unless agreed to in writing by each Purchaser.

          (c) Expenses. The Company shall pay or cause to be paid and save the Purchasers harmless against liability for the payment of all reasonable out-of-pocket expenses, including counsel fees (including fees of BOCP II's outside counsel and Legal Department not to exceed $25,000) and disbursements, incurred or paid by the Purchasers in connection with (i) the due diligence inquiries, negotiation, development, preparation, execution and performance of this Agreement, the Notes, the Warrant Certificates and the related transactions;
(ii) any requested amendments, waivers or consents pursuant to the provisions hereof and thereof; and (iii) the enforcement of this Agreement, the Notes, and the Warrant Certificates, including such reasonable expenses as may be incurred by the Purchasers in collection of the Notes.

          (d) Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

          (e) Entire Agreement. This Agreement including the Exhibits or Schedules hereto, constitutes the entire agreement relating to the subject matter hereof among the Parties hereto. Each Party acknowledges that no representation, inducement, promise or agreement has been made, orally or otherwise, by any other Party, or anyone acting on behalf of any other Party, unless such representation, inducement, promise or agreement is embodied in this Agreement expressly or by incorporation.

          (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

          (g) Severability. If any provision of this Agreement is held to be invalid, void or unenforceable, the remaining provisions of this Agreement shall nevertheless continue in full force and effect.

          (h) Third Party Beneficiaries. The obligations of each Party under this Agreement shall inure solely to the benefit of the other Parties, and no other person or entity shall be a third party beneficiary of this Agreement.

          (i) Rules of Construction. Unless otherwise specified, the following rules shall be applied in construing the provisions of this Agreement.

              (i) Terms that imply gender shall be construed to apply to all genders.

              (ii) References to Sections, Schedules and Exhibits refer to the numbered Sections of, the Schedules of and the Exhibits attached to this Agreement.

              (iii) Headings to the various Sections of this Agreement are included solely for purposes of reference and shall be ignored in construing the provisions of this Agreement.

              (iv) The Exhibits and Schedules attached to this Agreement are incorporated herein by reference.

              (v) "Herein", "hereto", "hereof" and words of similar import refer to this Agreement.

              (vi) The word "and" connotes "each and every", and the word "or" connotes "any one or more".

              (vii) The word "including" connotes "including without limitation".

              (viii) Any reference to any law or regulation refers to that law or regulation as amended from time-to-time after the date of this Agreement and to the corresponding provision of any successor law or regulation.

              (ix) Any reference to any agreement or other document in this Agreement refers to that agreement or other document as amended from time-to-time after the date of this Agreement.

              (x) The recitals included in this Agreement are the mutual representations of the Parties and are a part of this Agreement.

          (j) Notices. Any notice or other communication required or permitted to be made or given under this Agreement, shall be in writing and shall be deemed to have been received by the Party to whom it is addressed: (i) on the date indicated on the certified mail return receipt if sent by certified mail return receipt requested; (ii) on the date actually received if hand delivered or if transmitted by telefax (receipt of which is confirmed to sender); (iii) three business days after such notice was deposited in the United States Mail postage prepaid; or (iv) one business day after such notice was delivered to an overnight delivery service, addressed, delivered or transmitted in each case as follows:

          PURCHASERS:

          Banc One Capital Partners II, Ltd.
          300 Crescent Court, Suite 1600
          Dallas, Texas 75201
          ATTENTION:  Earle J. Bensing
          Telephone:  (214) 979-4343
          Telefax:    (214) 974-4355

          With A Copy to:

          Banc One Capital Corporation
          150 East Gay Street, 24th Floor
          Columbus, Ohio 43215
          ATTENTION:  General Counsel
          Telephone:  (614) 217-1100
          Telefax:    (614) 217-1217

          Primus Capital Fund III Limited Partnership
          1375 East Ninth Street
          Suite 2700

          Cleveland, Ohio 44114
          ATTENTION:  Loyal W. Wilson
          Telephone:  (216) 621-2185
          Telefax:    (216) 621-4543

          With A Copy to:

          Kirkland & Ellis
          200 East Randolph Drive
          Chicago, Illinois 60601
          ATTENTION:  Carter W. Emerson, Esq.
          Telephone:  (312) 861-2052
          Telefax:    (312) 861-2200

          COMPANY:

          Corinthian Colleges, Inc.
          1932 East Deere Avenue, Suite 210
          Santa Ana, California 92705-5735
          ATTENTION:  David G. Moore
          Telephone:  (714) 261-7606
          Telefax:    (714) 222-3529

          With a Copy to:

          O'Melveny & Myers
          610 Newport Center Drive
          Suite 1700
          Newport Beach, California 92660
          ATTENTION:  John D. Hudson, Esq.
          Telephone:  (714) 760-9600
          Telefax:    (714) 669-6994

     A Party's address for notice may be changed from time-to-time only by written notice given to each of the other Parties in accordance with this Section.

          (a) Assignment. Neither this Agreement nor any of the rights or duties hereunder may be assigned by any Party without the prior written consent of each of the other Parties, and any assignment attempted without such prior consent shall be null and void.

          (b) Further Acts and Documents. Each of the Parties hereby agrees to execute and deliver such further instruments and to do such further acts and things as may be necessary or desirable to carry out the purposes of this Agreement.

          (c) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all of which shall constitute one in the same agreement.

     The Parties have caused this Agreement to be executed and delivered effective as of the date first written above.


COMPANY:                         PURCHASERS:

                                 BANC ONE CAPITAL PARTNERS II,
CORINTHIAN COLLEGES, INC.        LTD.

                                 By: BOCP Holdings Corporation
By /s/ David G. Moore
  ----------------------------
  David G. Moore, President      By
                                   -----------------------------

                                 Its: Authorized Signer


                                 PRIMUS CAPITAL FUND III
                                 LIMITED PARTNERSHIP

                                 By: Primus Venture Partners, Inc.

                                 By /s/ Loyal W. Wilson
                                    ----------------------------
                                    Loyal W. Wilson

                                 Its President
                                    ----------------------------

     The Parties have caused this Agreement to be executed and delivered effective as of the date first written above.


COMPANY:                            PURCHASERS:

                                    BANC ONE CAPITAL PARTNERS II,
CORINTHIAN COLLEGES INC.            LTD.

                                    By:  BOCP Holdings Corporation

By
  ---------------------------       By
  David G. Moore, President            ---------------------------

                                    Its: Authorized Signer


                                    PRIMUS CAPITAL FUND III
                                    LIMITED PARTNERSHIP

                                    By: Primus Venture Partners, Inc.

                                    By /s/ Loyal W. Wilson
                                       ---------------------------
                                       Loyal W. Wilson

                                    Its President
                                       --------------------------

     The Parties have caused this Agreement to be executed and delivered effective as of the date first written above.


COMPANY:                         PURCHASERS:

                                 BANC ONE CAPITAL PARTNERS II,
CORINTHIAN COLLEGES, INC.        LTD.

                                 By: BOCP Holdings Corporation
By /s/ David G. Moore
  -------------------------
  David G. Moore, President      By
                                   -------------------------------

                                 Its: Authorized Signer


                                 PRIMUS CAPITAL FUND III
                                 LIMITED PARTNERSHIP

                                 By: Primus Venture Partners, Inc.

                                 By
                                   -------------------------------
                                   Loyal W. Wilson

                                 Its
                                    ------------------------------

     The Parties have caused this Agreement to be executed and delivered effective as of the date first written above.


COMPANY:                            PURCHASERS:

                                    BANC ONE CAPITAL PARTNERS II,
CORINTHIAN COLLEGES, INC.           LTD.

                                    By: BOCP Holdings Corporation, Manager

By                                  By /s/
  -------------------------           ------------------------------------
  David G. Moore, President
                                    Its: Authorized Signer


                                    PRIMUS CAPITAL FUND III
                                    LIMITED PARTNERSHIP

                                    By: Primus Venture Partners, Inc.

                                    By
                                      ------------------------------------
                                       Loyal W. Wilson

                                    Its
                                       -----------------------------------

                                                           EXHIBIT A



        THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

        THIS NOTE IS SUBJECT TO A SUBORDINATION AND STANDSTILL AGREEMENT DATED OCTOBER 17,1996, BY AND AMONG OTHERS, THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, BOCP II, LIMITED LIABILITY COMPANY, BANCONE CAPITAL PARTNERS II, LTD., PRIMUS CAPITAL FUND III LIMITED PARTNERSHIP.

                               Subordinated Note
                              Due October 17,2004

$________________
                                                                  Columbus, Ohio
                                                                October 17, 1996

        This Subordinated Note (the "Note") is executed and delivered under and pursuant to the terms of that certain Subordinated Note and Warrant Purchase Agreement dated October 17, 1996, (the "Agreement") by and among Corinthian Colleges, Inc. ("Company"), a Delaware corporation, as seller and Primus Capital Fund III Limited Partnership ("Primus"), an Ohio limited partnership and
BancOne Capital Partners II, Ltd. ("BOCP II"), an Ohio limited liability company, as purchasers.

        The Company, together with its successors and assigns is referred to as the "Maker." _______, together with its successors and assigns, is referred to as the "Payee."

        All defined terms not otherwise defined in this Note will have the meanings ascribed to them in the Agreement.

        FOR VALUE RECEIVED, the Maker promises to pay to the order of the Payee, at the Payee's office at ________________, the principal amount of ________ Dollars ($____ ) on or before October 17, 2004

        Interest shall be calculated at a fixed rate of interest per annum equal to twelve percent (12%) ("Interest Rate"). Interest shall be calculated on the basis of the actual number of days elapsed over a year consisting of four quarters each consisting of 90 days.

        Interest on the unpaid principal balance hereof shall be due and payable in arrears on December 31, 1996, and continuing on the last Business Day of each quarter thereafter until payment in full of this Note; provided, however, that whenever the last day of any such quarter would otherwise occur on a day other than a Business Day (as defined in the Agreement), the last day of such quarter shall be deemed to occur on the following Business Day.


        Principal shall be payable in quarterly installments of $_____ beginning October 17, 2000 with the remaining unpaid balance due October 17, 2004.

        This Note may be prepaid in whole or in part in amounts of not less than $100,000.

        This Note will be subordinated to the Senior Indebtedness (as defined in the Agreement) as provided for in the Subordination Agreement (as defined in the Agreement).

        All payments and prepayments to be made by the Maker in respect of principal or interest on this Note shall be due at 1:30 p.m. Columbus, Ohio time on the day when due and shall be made to the Payee in federal funds or other immediately available lawful money of the United States of America. Whenever any payment to be made hereunder shall be due other than on a Business Day, such payment shall be made on the Business Day following the due date.

        Any assignee of this Note shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Note which the Maker may otherwise have against the assignor of this Note and no such unrelated counterclaim or defense shall be interposed or asserted by the Maker in any action or proceeding brought by any such assignee under this Note and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by the Maker.

        Time shall be of the essence in the performance of all obligations of the Maker under this Note.

        This Note is one of the Notes referred to in the Agreement. Reference is made to the Agreement and Subordination Agreement for provisions for the subordination of this Note with respect to the to indebtedness of the Maker to the Senior Lender (as that term is defined in the Agreement) and the acceleration of the maturity hereof, but neither this reference to the Agreement and Subordination Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Maker to pay the principal of or interest on this Note when due. All of the terms, conditions, covenants, representations and warranties of the Agreement and the Subordination Agreement are incorporated herein by reference as if the same were more fully set forth herein.

        Upon the occurrence of an Event of Default as specified in the Agreement or Subordination Agreement, the principal hereof and accrued interest hereon may be declared to be and shall thereupon become forthwith due and payable, all as provided in the Agreement and the Subordination Agreement.

        To the extent permitted by law, the Maker waives presentment; protest and demand; notice of protest, demand, dishonor and nonpayment; diligence in collection.

        If at any time the indebtedness evidenced by this Note is collected through legal proceedings or this Note is placed in the hands of attorneys for collection, the Maker hereby agrees to pay all reasonable costs and expenses (including reasonable attorneys' fees) incurred by the holder of this Note in collecting or attempting to collect such indebtedness.

        This Note is made under and governed by the laws of the State of Ohio.

        The Payee and the Maker, after consulting or having had the opportunity to consult with counsel, knowingly, voluntarily and intentionally waive any right either of them may have to a trial by jury in any litigation based upon or arising out of this Note or any related instrument or agreement, or any of the transactions contemplated by this Note, or any course of conduct, dealing, statements (whether oral or written) or actions of either of them. Neither the Payee nor the Maker shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived. In the event of a dispute under this Note, the parties hereby agree that exclusive jurisdiction and venue lies in a court of competent jurisdiction in Franklin County, Ohio. These provisions shall not be deemed to have been modified in any respect or relinquished by either the Payee or the Maker except by a written instrument executed by both of them.

        WITNESS the due execution hereof with intent to be legally bound hereby.

CORINTHIAN COLLEGES, INC.

By:_________________________
   David G. Moore, President